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                Unites States SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

    Mizerak                         Joyce                  S.
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   (Last)                           (First)             (Middle)

                      100 Metroplex Drive, Suite 301
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                                    (Street)

   Edison                          New Jersey             08817
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Hanover Capital Mortgage
     Holdings, Inc.      HCM

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year


     August 1999
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5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

               Managing Director + Secretary
               -----------------------------
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                   4.                            5.             Owner-
                                                                   Securities Acquired (A) or    Amount of      ship
                                                      3.           Disposed of (D)               Securities     Form:     7.
                                                      Transaction  (Instr. 3, 4 and 5)           Beneficially   Direct    Nature of
                                     2.               Code         ----------------------------- Owned at End   (D) or    Indirect
1.                                   Transaction      (Instr. 8)                   (A)           of Month       Indirect  Beneficial
Title of Security                    Date             ------------     Amount      or     Price  (Instr. 3      (I)       Ownership
(Instr. 3)                           (Month/Day/Year)  Code     V                  (D)           and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


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Common Stock                                                                                      118,700          D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(V).


                                                                          (Over)
                                                                 SEC 1474 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     9.
                                                                                                                    Number
                                                                                                                     of
                    2.                                                                                              deriv-
                    Conver-                    5.                              7.                                   ative
                    sion                       Number of                       Title and Amount                     Secur-
                    or                         Derivative    6.                of Underlying              8.         ities
                    Exer-             4.       Securities    Date              Securities                Price       Bene-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)            of       ficially
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------           Deriv-     Owned
1.                  of       action   Code     of(D)         (Month/Day/Year)               Amount        ative      at End
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------                or           Secur-     of
Derivative          ative    (Month/  8)       4 and 5)      Date      Expira-              Number        ity        Month
Security            Secur-   Day/     ------   ------------  Exer-     tion                   of         (Instr.    (Instr.
(Instr. 3)          ity      Year)    Code   V (A)   (D)    cisable   Date     Title        Shares      5)         4)
---------------------------------------------------------------------------------------------------------------------------


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Rights to acquire                                                               Common Stock  32,500                32,500
---------------------------------------------------------------------------------------------------------------------------
Options (rights to
         acquire)                                                               Common Stock  43,029                43,029
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Warrants            15.00                                    3/15/98   9/15/00  Common Stock   5,800                 5,800
---------------------------------------------------------------------------------------------------------------------------
Options              4.625  8/29/99    A       35,000          *         *      Common Stock  35,000                35,000
---------------------------------------------------------------------------------------------------------------------------

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===========================================================================================================================


 10.
 Owner-
 ship
 Form
 of
 Deriv-   11.
 ative    Nature
 Secur-   of
 ity:     In-
 Direct   direct
 (D) or   Bene-
 In-      ficial
 direct   Owner-
 (I)      ship
 (Instr.  (Instr.
 4)       4)
-----------------


-----------------
    D
-----------------

    D
-----------------
    D
-----------------
    D
-----------------

-----------------

-----------------

-----------------

-----------------

-----------------

-----------------

=================

Explanation of Responses:

* Grant of options exercisable as follows: 1/3 at 8/29/00, 1/3 at 8/29/01 1/3 at 8/29/02 and shall expire one day less than ten years from grant date.


            /s/ Joyce S. Mizerak                                 9/10/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Potential persons who are in respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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                                                                 SEC 1474 (7-96)